EXHIBIT 99.1

WidePoint Reinstates Share Repurchase Program

Fairfax, VA – September 27, 2021 – WidePoint Corporation (NYSE American: WYY), the leading provider of Trusted Mobility Management (TM2) specializing in Identity Management (IdM), Telecommunications Lifecycle Management, and Digital Billing & Analytics solutions, has reinstated its prior share repurchase program to which it may repurchase up to $2.1 million of its common stock, which plan was suspended on March 9, 2020 as a precaution due to the COVID-19 pandemic.

Under the share repurchase program, repurchases of the issued and outstanding shares may be made from time-to-time in open market and privately negotiated transactions. WidePoint currently has 9.1 million shares outstanding.

“We elected to pause the share repurchase program in the wake of the pandemic to preserve cash and maintain the utmost financial flexibility,” said WidePoint CEO Jin Kang. “With our robust balance sheet and strong business fundamentals, now is the right time to reinstate the program and take advantage of opportunities to repurchase our shares. Additionally, we believe the share repurchase program reflects our continued confidence in the strength and future growth potential of WidePoint to shareholders.”

Share repurchases will be made in compliance with the SEC’s Rule 10b-18, subject to market conditions, available liquidity, cash flow, applicable legal requirements, and other factors. This program does not obligate WidePoint to acquire any particular amount of common stock and the program may be suspended or discontinued at any time. WidePoint intends to finance the purchases with existing cash balances.

About WidePoint

WidePoint Corporation (NYSE American: WYY) is a leading provider of Trusted Mobility Management (TM2) solutions, including Identity Management (IdM), secure Managed Mobility Services (MMS), telecom management, and digital billing and analytics. For more information, visit widepoint.com.

Investor Relations:

Gateway Investor Relations

Matt Glover or John Yi

949-574-3860

WYY@gatewayir.com